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                               IQ BIOMETRIX, INC.

                        2004 CONSULTANT COMPENSATION PLAN
                             AMENDED OCTOBER 8, 2004

1.       PURPOSE.

         The IQ Biometrix, Inc. 2004 Consultant Compensation Plan (the "Plan") is intended to promote the interests of IQ Biometrix, Inc. and its subsidiaries (collectively the "Corporation") by offering those outside consultants of the Corporation who assist in the development and success of the business of the Corporation, the opportunity to participate in a compensation plan designed to reward them for their services and to encourage them to continue to provide services to the Corporation.

2.       DEFINITIONS.

         For all purposes of this Plan, the following terms shall have the following meanings:

         "Common Stock" means IQ Biometrix, Inc. common stock, $.01 par value.

         "Conditional Shares" means shares of Common Stock awarded under this Plan subject to conditions imposed by the Committee (as defined herein) or the conditions set forth in Section 6.2 or both.

         "IQ Biometrix" means IQ Biometrix, Inc., a Delaware corporation.

         "Subsidiary" means any company of which IQ Biometrix, Inc. owns, directly or indirectly, the majority of the combined voting power of all classes of stock.

         "Unconditional Shares" means shares of Common Stock awarded under this Plan subject to no conditions.

3.       ADMINISTRATION.

         The Plan shall be administered by a committee (the "Committee") of not less than two directors of IQ Biometrix selected by, and serving at the pleasure of, IQ Biometrix's Board of Directors (the "IQ Biometrix Board").

         IQ Biometrix or any Subsidiary will recommend to the Committee persons to whom shares may be awarded. The Committee shall make all final decisions with respect to the persons to whom awards shall be granted ("Participants"), the number of shares that shall be covered by each award or sale, the time or times at which awards shall be granted or sales shall be made, the timing of when awards shall vest, the terms and provisions of the instruments by which awards or sales shall be evidenced, the interpretation of the Plan and all determinations necessary or advisable for its administration. The Committee's decisions, determinations and interpretations shall be final and binding on all Participants.


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4.       ELIGIBILITY.

         Only individuals who are outside consultants, or directors, officers, partners or employees of outside consultants, of IQ Biometrix or any Subsidiary (a "Service Provider") shall be granted awards.

5. STOCK SUBJECT TO THE PLAN.

         The stock, which may be awarded or sold pursuant to this Plan, shall be shares of Common Stock. When shares of Common Stock are awarded or sold, IQ Biometrix may award or sell authorized but unissued Common Stock, or IQ Biometrix may award or sell issued Common Stock held in its treasury. Each of the respective boards of IQ Biometrix and all Subsidiaries involved in the award or sale will fund the Plan to the extent so required to provide Common Stock for the benefit of Participants. The total number of shares of Common Stock which may be granted or sold under this Plan shall not exceed 2,000,000 shares in the aggregate. Any shares awarded and later forfeited are again subject to award or sale under the Plan.

6.       SHARE AWARDS AND SALES.

         6.1      GRANT OF SHARE AWARDS.

         The Committee may award to Participants Unconditional Shares and Conditional Shares. The Committee will determine for each Participant selected to be awarded Unconditional Shares and Conditional Shares the time or times when Unconditional Shares or Conditional Shares shall be awarded and the number of shares of Common Stock to be covered by each Unconditional Shares or Conditional Share award. Unless expressly specified as Conditional Shares by the Committee, all shares of Common Stock awarded under this Plan shall be Unconditional Shares. No Unconditional Shares or Conditional Shares shall be awarded unless IQ Biometrix (in the judgment of the Committee) has received from the Participant either (a) a full performance of the services for which the Unconditional Shares or Conditional Shares are being awarded, or (b) (i) a partial performance of the services for which the Unconditional Shares or Conditional Shares are being awarded and the value of such partial performance (in the judgment of the Committee) equals or exceeds the aggregate par value of the Unconditional Shares or Conditional Shares to be awarded and (ii) a binding obligation from the Participant to provide in the future the remainder of the services for which the Unconditional Shares or Conditional Shares are being awarded.

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         6.2      CONDITIONS.

         Shares of Common Stock issued to a Participant as a Conditional Shares award will be subject to the following conditions as well as all other conditions imposed by the Committee ("Share Conditions"):

                  (a) Except as set forth in Paragraphs 6.4 and 6.5, if Share Conditions are not satisfied, Conditional Shares will be forfeited and returned to IQ Biometrix or, in the event such Conditional Shares were provided to the Participant from shares of Common Stock purchased by the Subsidiary, then the Conditional Shares will be returned to the Subsidiary. In either case, all rights of the Participant to such Conditional Shares will terminate without any payment of consideration by IQ Biometrix or the Subsidiary with which the Participant is associated, at such time as Participant ceases to be a Service Provider to IQ Biometrix or a Subsidiary.

                  (b) During the condition period ("Condition Period") relating to a Conditional Share award, none of the Conditional Shares subject to such award may be sold, assigned, bequeathed, transferred, pledged, hypothecated or otherwise disposed of in any way by the Participant.

                  (c) The Committee may require the Participant to enter into an escrow agreement providing that the certificates representing Conditional Shares sold or granted pursuant to the Plan will remain in the physical custody of IQ Biometrix or the applicable Subsidiary or an escrow holder during the Condition Period.

                  (d) Certificates representing Conditional Shares sold or granted pursuant to the Plan may bear a legend making an appropriate reference to the conditions imposed on the Conditional Shares.

                  (e) The Committee may impose other conditions on any Conditional Shares issued pursuant to the Plan as it may deem advisable, including without limitations, restrictions under the Securities Act of 1933, as amended, under the requirements of any stock exchange upon which such share or shares of the same class are then listed and under any state securities laws or other securities laws applicable to such shares.

         6.3      RIGHTS OF A STOCKHOLDER.

         Except as set forth in Paragraph 6.2(b), the recipient of a Conditional Share award will have all of the rights of a stockholder of IQ Biometrix with respect to the Conditional Shares, including the right to vote the Conditional Shares and to receive all dividends or other distributions made with respect to the Conditional Shares.


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         6.4      LAPSE OF CONDITIONS.

         In the event of the termination of association of a Participant during the Condition Period by reason of death, disability, or termination of association, the Committee may, at its discretion, remove Share Conditions on Conditional Shares.

         Conditional Shares to which the Share Conditions have not so lapsed will be forfeited and returned to the Corporation as provided in Paragraph 6.2(a).

         6.5      LAPSE OF CONDITIONS AT DISCRETION OF THE COMMITTEE.

          The Committee may shorten the Condition Period or remove any or all Share Conditions if, in the exercise of its absolute discretion, it determines that such action is in the best interests of the Corporation and equitable to the Participant.

         6.6      LISTING AND REGISTRATION OF SHARES.

         IQ Biometrix may, in its reasonable discretion, postpone the issuance and/or delivery of any shares of Common Stock awarded or sold pursuant to this Plan until completion of stock exchange listing, or registration, or other qualification of such shares under any law, rule or regulation.

         6.7      DESIGNATION OF BENEFICIARY.

         A Participant may, with the consent of the Committee, designate a person or persons to receive, in the event of death, any shares of Common Stock to which such Participant would then be entitled pursuant to this Plan. Such designation will be made upon forms supplied by and delivered to the Committee and may be revoked in writing by the Participant. If a Participant fails effectively to designate a beneficiary, then such Participant's estate will be deemed to be the beneficiary.

7.       CAPITAL ADJUSTMENTS.

         The number and consideration of Common Stock covered by each award granted or each sale under this Plan and the total number of shares that may be granted or sold under the Plan shall be proportionally adjusted to reflect, subject to any required action by stockholders, any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares or other similar corporate change.

8.       APPROVALS.

         The issuance of shares pursuant to this Plan is expressly conditioned upon obtaining all necessary approvals from all regulatory agencies from which approval is required.


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9.       INVESTMENT REPRESENTATIONS.

         As a condition to the Award, the Corporation may require the Participant to represent and warrant at the time of any such exercise that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Corporation, such a representation is required.

10.      EFFECTIVE DATE OF PLAN.

         The effective date of the Plan is February 13, 2004.

11.      TERM AND AMENDMENT OF PLAN.

         This Plan shall expire on December 31, 2004 (except to Conditional Shares outstanding on that date). IQ Biometrix Board may terminate or amend the Plan in any respect at any time, except no action of the IQ Biometrix Board, the Committee or IQ Biometrix's stockholders, however, may, without the consent of a Participant, alter or impair such Participant's rights under any Conditional Shares previously granted.

         Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant's relationship as a Service Provider with the Corporation, nor shall they interfere in any way with the Participant's right or the Corporation's right to terminate such relationship at any time, with or without cause.

12.      NO RIGHT OF ASSOCIATION.

         Neither the action of IQ Biometrix in establishing this Plan, nor any action taken by any IQ Biometrix Board or any Subsidiary or the Committee, nor any provision of the Plan itself, shall be construed to limit in any way the right of IQ Biometrix to terminate a Participant's association with the Corporation at any time.

13.      WITHHOLDING TAXES.

         IQ Biometrix or any Subsidiary, as applicable, shall have the right to deduct withholding taxes from any payments made pursuant to the Plan or to make such other provisions as it deems necessary or appropriate to satisfy its obligations to withhold federal, state or local income or other taxes incurred by reason of payment or the issuance of Common Stock under the Plan. Whenever under the Plan, Common Stock is to be delivered upon vesting of Conditional Shares, the Committee shall be entitled to require as a condition of delivery that the Participant remit or provide for the withholding of an amount sufficient to satisfy all federal, state and other government withholding tax requirements related thereto.


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14.      PLAN NOT A TRUST.

         Nothing contained in the Plan and no action taken pursuant to the Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Corporation and any Participant, the executor, administrator or other personal representative, or designated beneficiary of such Participant, or any other persons. If and to the extent that any Participant or such Participant's executor, administrator or other personal representative, as the case may be, acquires a right to receive any payment from the Corporation pursuant to the Plan, such right shall be no greater than the right of an unsecured general creditor of the Corporation.

15.      NOTICES.

         Each Participant shall be responsible for furnishing the Committee with the current and proper address for the mailing of notices and delivery of Common Stock pursuant to the Plan. Any notices required or permitted to be given shall be deemed given if addressed to the person to be notified at such address given to the Committee by such person and mailed by regular United States mail, first-class and prepaid. If any item mailed to such address is returned as undeliverable to the addressee, mailing will be suspended until the Participant furnishes the proper address. This provision shall not be construed as requiring the mailing of any notice or notification if such notice is not required under the terms of the Plan or any applicable law.

16.      SEVERABILITY OF PROVISIONS.

         If any provisions of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

17.      PAYMENT TO MINORS, ETC.

         Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person's guardian or the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Committee, the IQ Biometrix Board, the Corporation and other parties with respect thereto.

18.      HEADINGS AND CAPTIONS.

         The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.


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19.      CONTROLLING LAW.

         This Plan shall be construed and enforced according to the laws of the State of California to the extent not preempted by federal law, which shall otherwise control.

20.      ENFORCEMENT OF RIGHTS.

         In the event the Corporation or a Participant is required to bring any action to enforce the terms of this Plan, the prevailing party shall be reimbursed by the non-prevailing party for all costs and fees, including actual attorney fees, for bringing and pursuing such action.


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